EXHIBIT 99.24

From: Robert L. Chapman, Jr.
Sent: Thursday, April 09, 2009 11:33 AM
To: 'Michael W. Klinger'
Cc: 'Clarke H. Bailey'
Subject: EDCI Holdings (EDCI): Personnel: CFO Michael Klinger: Separation Agreement

April 9, 2009

Mike,

Per our discussion over the past half hour, the terms of a Separation Agreement (subject to your confirmation w/ your family, which you will obtain before responding hereto) between EDCI/MWK and EDC/MWK are as follows:

MWK Transition Period: 04/13/2009 – 06/30/2009

MWK Separation Date: 06/30/2009, on which date MWK shall be laid off so that MWK, wife and two sons continue to have health insurance, paid for entirely (w/o any reimbursement claims to EDCI or EDC) by MWK, under COBRA.

MWK Transition Salary During Transition Period: $125,000 annualized; RAF/AMG to make adjustments downward to payroll system no later than Monday, April 13, 2009 at 5:00 p.m. EST per MWK instructions.

MWK Shall Not be Terminated for “Cause”: EDCI and EDC agreed not to terminate MWK for cause relating to MWK’s unauthorized binding of EDC to over $176,000 in improper severance payments.

MWK Shall Not Receive Any Sony Transaction-Related Bonus: Subject to finalization of EDCI Compensation Committee determination, MWK shall not receive a Sony Transaction-Related (or other) bonus.

MWK Shall Not Receive Any Severance/Vacation/Other Payments/Benefits: MWK agrees that he shall not be entitled to, nor shall he request or otherwise seek, any severance payment or other payments associated with the section of the MWK CFO Employment Letter (as these payments and benefits would not be available to MWK if he were terminated for “Cause”) or otherwise as follows:

“In the event your employment is terminated by the Company without Cause (as defined below) or by you with Good Reason (as defined below), the Company will pay you, subject to the limitations set forth below, a lump sum severance payment equal to the amount of your Base Salary in effect on such termination date multiplied by 12. You also shall be entitled to receive the sum of (1) your accrued but unpaid Base Salary through the date of such termination, plus (2) your accrued but unpaid vacation pay through such date of termination, plus (3) if you are then participating in the Company’s annual bonus plan, a pro-rated annual bonus for the bonus year in which you are terminated, which shall be calculated and paid in accordance with the Company’s normal practices at the end of such bonus year, provided that you have been employed by the Company for at least six months of such bonus year, plus (4) any other compensation payments or benefits which have accrued and are payable in connection with such termination. In addition, the Company shall continue to provide medical and dental benefits to you and your dependents for a period of 12 months following such date of termination at the same levels of coverage and in the same manner as such benefits are available to you and your dependents immediately prior to such Change in Control. Your right to continue medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1995 (“COBRA”) shall begin after the expiration of the one-year period described in the foregoing sentence.”

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MWK Non-Compete Restrictions All Lifted: MWK and all prospective employers of MWK shall not be bound by any restrictions or non-compete provisions.

MWK & EDCI/EDC to Sign Mutual Release of Claims: all parties shall release each other from all existing or future claims, or rights to assert claims, of any kind related to MWK/EDCI-EDC employment.

Please respond to me in writing (following your having done so verbally) that we the terms of the agreement above are acceptable.

RLCjr